Exhibit 99.1
Contact:

Jacqualyn A. Fouse Sr. Vice President and Chief Financial Officer Celgene Corporation (908) 673-9956	Brian Gill Vice President Corporate Communications Celgene Corporation (908) 673-9530
CELGENE REPORTS RECORD SECOND QUARTER 2011
OPERATING AND FINANCIAL RESULTS
— Non-GAAP Total Revenue of $1.18 Billion Increased 38 Percent Y/Y
— Non-GAAP Diluted Earnings Per Share of $0.89 Increased 29 Percent Y/Y
— REVLIMID® Global Net Product Sales of $795 Million Increased 35 Percent Y/Y
— Increasing 2011 Revenue and Non-GAAP EPS Financial Outlook
2011 Second Quarter Financial Results Year-Over-Year
•	Non-GAAP Total Revenue Increased 38 Percent to $1.18 Billion; GAAP Total Revenue $1.18 Billion
•	Global REVLIMID Net Product Sales Increased 35 Percent to $795 Million
•	Global VIDAZA® Net Product Sales Increased 23 Percent to $162 Million
•	Global ABRAXANE® Net Product Sales Reached $95 Million
•	Non-GAAP Operating Income Increased 33 Percent to $518 Million; GAAP Operating Income $319 Million
•	Non-GAAP Net Income Increased 29 Percent to $417 Million; GAAP Net Income $279 Million
•	Non-GAAP Diluted Earnings Per Share Increased 29 Percent to $0.89; GAAP Diluted Earnings Per Share $0.59
2011 Financial Outlook Update
•	Non-GAAP Total Revenue Expected to Increase Approximately 29 Percent Year-Over-Year to a Range of $4.60 to $4.70 Billion, Up From a Previous Range of $4.45 to $4.55 Billion
•	REVLIMID Net Product sales Anticipated to Increase Approximately 30 Percent Year-Over-Year to a Range of $3.15 to $3.25 Billion, Up From a Previous Range of $3.05 to $3.15 Billion
•	Non-GAAP Diluted Earnings Per Share Expected to Increase Approximately 25 Percent Year-Over-Year to a Range of $3.45 to $3.55, Up From a Previous Range of $3.35 to $3.40
Recent Developments and Highlights
•	Overall Survival Benefit with REVLIMID® As Continuous Therapy for Patients with Multiple Myeloma (MM) Achieved In Intergroup Phase III Study CALGB 100104
•	FDA Granted Accelerated Approval of ISTODAX® As Treatment for Patients with Peripheral T-Cell Lymphoma (PTCL) Who Have Received at Least One Prior Therapy
•	GELA, the Premier Cooperative Group in Adult Lymphoma Research, Chose REVLIMID for Major Study, “RELEVANCE”, in Newly-Diagnosed Follicular Lymphoma Scheduled to Start 2011
•	Launched ABRAXANE for Metastatic Breast Cancer in the European Union

•	ABRAXANE® Phase III Trial in Melanoma, CA033, Fully Enrolled
•	Phase II Trial Data of REVLIMID in Combination Therapy in Metastatic Castrate-Resistant Prostate Cancer Reported 86% of Patients Achieved a 50% Reduction in PSA
•
Phase II Trial Data of REVLIMID Plus Rituximab for Untreated Indolent B-Cell Lymphoma Reported a 91% Overall Response Rate and 65% Complete Remission Rate and Patients with Follicular Lymphoma Achieved an 85% Complete Remission Rate

•	ACE-011(Sotatercept) Phase II/III Trial in Chemotherapy Induced Anemia in Non-Small Cell Lung Cancer Initiated (NSCLC)
•	Phase I Study of Oral Azacitidine in Myelodysplastic Syndromes, Chronic Myelomonocytic Leukemia, and Acute Myeloid Leukemia Published in Journal of Clinical Oncology
2H 2011 Selected Clinical/Regulatory Objectives
Hematology
•	Submit REVLIMID Newly Diagnosed Multiple Myeloma Regulatory Filing With FDA
•	Submit REVLIMID del 5q Myelodysplastic Syndromes Regulatory Filing With European Medicines Agency
•	Launch ISTODAX in PTCL in the United States
•	Complete Enrollment of Pomalidomide Phase III Trial in Myelofibrosis
•	Complete Enrollment of Pivotal Phase II Trials Evaluating REVLIMID in Mantle Cell Lymphoma
•	Initiate Phase II/III Combination Study of REVLIMID and VIDAZA in Patients with Acute Myeloid Leukemia
Oncology
•	Submit ABRAXANE NSCLC Supplemental New Drug Application (sNDA) to FDA
•	Complete Enrollment of ABRAXANE Phase III Trial in Pancreatic Cancer
•	Complete Enrollment of ABRAXANE Phase II Trials in Melanoma, Bladder and Ovarian Cancer
•	Complete Enrollment of REVLIMID Phase III Trial in Metastatic Castrate Resistant Prostate Cancer
•	Advance Development Program of TORKi (mTOR Kinase Inhibitor) CC-223
•	Advance Development Program of Oral Azacitidine in Solid Tumors
Inflammation and Immunology
•	Present Phase II Data with Apremilast in Ankylosing Spondylitis
•	Complete Enrollment of Six Phase III Trials Evaluating Apremilast in Psoriatic Arthritis (n = 2,000), and in Moderate-to-Severe Psoriasis (n = 1,200)
•	Advance Phase II Apremilast Trial in Rheumatoid Arthritis
•	Advance Development Program of Cellular Therapy PDA-001 in Crohn’s Disease, Multiple Sclerosis, Rheumatoid Arthritis, and Other Diseases
•	Advance Tanzisertib (CC-930) Phase II Study in Idiopathic Pulmonary Fibrosis
•	Advance Development of Pomalidomide in Systemic Sclerosis
SUMMIT, NJ — (July 28, 2011) — Celgene Corporation (NASDAQ: CELG) announced non-GAAP (Generally Accepted Accounting Principles) net income of $417 million, or non-GAAP diluted earnings per share of $0.89, for the quarter ended June 30, 2011. Non-GAAP net income for the second quarter of 2010 was $323 million, or non-GAAP diluted earnings per share of $0.69. Based on U.S. GAAP, Celgene reported net income attributable to Celgene of $279 million, or GAAP diluted earnings per share of $0.59, for the quarter ended June 30, 2011. GAAP net income for the second quarter of 2010 was $155 million, or GAAP diluted earnings per share of $0.33.

Celgene posted non-GAAP net income of $811 million, or non-GAAP diluted earnings per share of $1.72, for the first six months of 2011 as compared to non-GAAP net income of $618 million or non-GAAP diluted earnings per share of $1.32 in 2010. On a GAAP basis, Celgene reported net income attributable to Celgene of $535 million, or diluted earnings per share of $1.14 for the first six months of 2011, compared to GAAP net income of $390 million, or diluted earnings per share of $0.83 in 2010.
“The quarterly results were outstanding, and reflect the therapeutic value of our novel therapies for patients worldwide,” said Bob Hugin, Chief Executive Officer of Celgene Corporation. “We are focused on operational excellence to leverage our global potential and drive both near and long-term industry-leading growth and profitability.”
Product Sales Performance
Non-GAAP total revenue was a record $1.18 billion for the quarter ended June 30, 2011, an increase of 38 percent over 2010. GAAP total revenue was $1.18 billion for the quarter ended June 30, 2011. The increase in total revenue was driven by global market share gains, geographic expansion and increased duration of therapy of REVLIMID® and VIDAZA®. Net sales of REVLIMID were $795 million, an increase of 35 percent over the same period in 2010. VIDAZA® net sales were $162 million, an increase of 23 percent from 2010. Global THALOMID® (inclusive of Thalidomide Celgene® and Thalidomide Pharmion®) net sales were $88 million, a decrease of 10 percent from 2010. Global ABRAXANE® net sales were $95 million.
For the first six months of 2011, non-GAAP total revenue was a record $2.28 billion, an increase of 39 percent over the same period in 2010. GAAP total revenue was $2.31 billion for the first six months of 2011. REVLIMID net sales for the first six months of 2011 reached $1.53 billion, an increase of 37 percent over $1.12 billion for the same period in 2010. VIDAZA net sales for the first six months of 2011 reached $325 million, an increase of 29 percent over the same period in 2010. THALOMID net sales for the first six months of 2011 were $174 million. Global ABRAXANE® net sales for the first six months of 2011 were $169 million.
Research and Development
For the second quarter of 2011, non-GAAP R&D expenses, which exclude share-based employee compensation expense, non-core R&D operations acquired from Abraxis and an upfront payment for an R&D collaboration agreement, were $306 million compared to $202 million for the second quarter of 2010. The increase was primarily due to support of ongoing clinical progress in multiple proprietary development programs in hematology, oncology, inflammation and immunology as well as multiple initiatives in our discovery program, peak enrollment in multiple late stage, large clinical trials and a $7 million milestone payment in the second quarter of 2011. On a GAAP basis, R&D expenses were $372 million for the second quarter of 2011 and $343 million for the same period in 2010.
Selling, General, and Administrative
Non-GAAP selling, general and administrative expenses, which exclude share-based employee compensation expense, and expenses from non-core selling, general, and administrative activities acquired from Abraxis, were $274 million for the second quarter of 2011 compared to $197 million for the second quarter of 2010. The increase was primarily due to higher marketing and sales related expenses resulting from multiple international medical meetings; ongoing product launch activities, including REVLIMID in Japan, VIDAZA in Europe, ISTODAX in the United States, and launch of ABRAXANE in the United States and Europe; as well as Abraxis integration costs. On a GAAP basis, selling, general and administrative expenses were $306 million for the second quarter of 2011 and $219 million for the same period in 2010.

Interest and Other Income, Net
Non-GAAP interest and other income, net, was a net expense of $5 million for the second quarter of 2011, compared with a net benefit of $5 million for the second quarter of 2010, primarily due to interest expense associated with the $1.25 billion in senior notes issued in October 2010.
Cash, Cash Equivalents, and Marketable Securities
Cash, cash equivalents, and marketable securities totaled $2.79 billion as of June 30, 2011. Celgene repurchased 4.1 million shares during the second quarter for approximately $239 million.
Conference Call and Webcast Information
Celgene will host a conference call to discuss the results and achievements of its second quarter 2011 and its operating and financial performance on July 28, 2011, at 9 a.m. ET. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon July 28, 2011, until midnight ET August 4, 2011. To access the replay, in the U.S. dial 800-642-1687; outside the U.S. dial 706-645-9291; and enter reservation number 79273910. The company’s third quarter financial and operational results are expected to be reported in late October.
About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.
Forward-Looking Statements
This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.
In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains non-GAAP financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to non-GAAP Net Income for explanations of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three-month and six-month periods ended June 30, 2011 and 2010 and for the projected amounts for the year ending December 31, 2011.

Celgene Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net product sales	$1,154,328	$823,097	$2,237,937	$1,582,508
Collaborative agreements and other revenue	3,399	2,544	12,702	4,924
Royalty revenue	25,428	27,051	57,797	56,514

Total revenue	1,183,155	852,692	2,308,436	1,643,946

Cost of goods sold (excluding amortization of acquired intangible assets)	126,443	67,993	253,711	129,908
Research and development	371,520	342,761	806,998	547,418
Selling, general and administrative	305,643	219,262	607,904	427,241
Amortization of acquired intangible assets	70,087	47,068	139,137	88,661
Acquisition related (gains) charges and restructuring, net	(9,477)	7,836	(106,221)	12,698

Total costs and expenses	864,216	684,920	1,701,529	1,205,926

Operating income	318,939	167,772	606,907	438,020

Equity in (gains) losses of affiliated companies	(1,251)	103	(695)	(638)
Interest and other income (expense), net	(1,779)	4,610	(2,383)	21,979

Income before income taxes	318,411	172,279	605,219	460,637

Income tax provision	39,203	16,927	70,925	70,843

Net income	279,208	155,352	534,294	389,794

Non-controlling interest	190	—	694	—

Net income attributable to Celgene	$279,398	$155,352	$534,988	$389,794

Net income per common share attributable to Celgene:
Basic	$0.60	$0.34	$1.15	$0.85
Diluted	$0.59	$0.33	$1.14	$0.83

Weighted average shares — basic	462,625	460,309	464,300	460,112

Weighted average shares — diluted	469,962	467,425	470,958	467,557

	June 30,	December 31,
	2011	2010
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,789,111	$2,601,301
Total assets	10,051,611	10,177,162
Long-term debt	1,259,646	1,247,584
Total equity	5,994,687	5,995,472

Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income
(In thousands, except per share data)

		Three-Month Periods Ended		Six-Month Periods Ended
		June 30,		June 30,
		2011	2010	2011	2010

Net income attributable to Celgene — GAAP		$279,398	$155,352	$534,988	$389,794

Before tax adjustments:
Net product sales:
Sales of products to be divested:
Pharmion	(1)	(1,131)	(2,301)	(2,203)	(4,675)
Abraxis	(1)	(5,434)	—	(21,265)	—

Collaborative agreements and other revenue:
Abraxis non-core revenues	(2)	(809)	—	(1,714)	—

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(3)	2,420	1,602	4,427	3,121
Abraxis inventory step-up	(4)	41,666	—	83,333	—
Cost of products to be divested:
Pharmion	(2)	1,128	4,397	2,129	8,683
Abraxis	(2)	3,602	—	13,151	—

Research and development:
Share-based compensation expense	(3)	22,880	20,023	55,472	39,153
Abraxis non-core activities	(2)	1,879	—	8,728	—
IPR&D impairment	(5)	—	—	118,000	—
Upfront collaboration payments	(6)	40,982	121,176	40,982	121,176

Selling, general and administrative:
Share-based compensation expense	(3)	25,613	22,185	48,707	42,116
Abraxis non-core activities	(2)	5,857	—	15,065	—

Amortization of acquired intangible assets:
Pharmion	(7)	39,938	39,991	79,875	79,928
Gloucester	(7)	7,917	7,077	14,467	8,733
Abraxis	(7)	22,232	—	44,795	—

Acquisition related (gains) charges and restructuring, net:
Gloucester contingent liability accretion	(8)	6,108	5,892	12,161	10,754
Abraxis acquisition costs	(8)	(375)	1,944	(326)	1,944
Abraxis restructuring costs	(8)	2,533	—	5,275	—
Change in fair value of contingent value rights issued as part of Abraxis acquisition	(8)	(17,743)	—	(123,331)	—

Equity in (gains) losses of affiliated companies:
EntreMed, Inc.	(9)	234	56	489	442
Abraxis non-core activities	(2)	87	—	1,932	—

Interest and other income (expense), net:
Abraxis non-core activities	(2)	6	—	104	—
Gain on divestment of non-core activities	(10)	(2,931)	—	(2,931)	—

Non-controlling interest:
Abraxis non-core activities	(2)	(190)	—	(694)	—

Net income tax adjustments	(11)	(58,660)	(54,130)	(121,020)	(83,344)

Net income — non-GAAP		$417,207	$323,264	$810,596	$617,825

Net income per common share — non-GAAP:
Basic		$0.90	$0.70	$1.75	$1.34
Diluted		$0.89	$0.69	$1.72	$1.32

Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income
Explanation of adjustments:
(1)	Exclude sales related to non-core former Pharmion Corp., or Pharmion, and Abraxis BioScience Inc., or Abraxis, products to be divested.

(2)
Exclude the estimated impact of activities arising from the acquisitions of Abraxis that are not related to core nab technology and of Pharmion that are planned to be divested, including other miscellaneous revenues, the cost of goods sold for products to be divested as well as operating expenses and other costs related to such activities.

(3)
Exclude share-based compensation expense totaling $50,913 for the three-month period ended June 30, 2011 and $43,810 for the three-month period ended June 30, 2010. The after tax net impact reduced GAAP net income for the three-month period ended June 30, 2011 by $38,496, or $0.08 per diluted share and for the three-month period ended June 30, 2010 by $33,850, or $0.07 per diluted share. Exclude share-based compensation expense totaling $108,606 for the six-month period ended June 30, 2011 and $84,390 for the six-month period ended June 30, 2010. The after tax net impact reduced GAAP net income for the six-month period ended June 30, 2011 by $80,736, or $0.17 per diluted share and for the six-month period ended June 30, 2010 by $65,223, or $0.14 per diluted share.

(4)	Exclude acquisition-related inventory step-up adjustments to fair value which were expensed for Abraxis in 2011.

(5)	IPR&D impairment related to a reduction in the probability of obtaining progression free survival labeling for the treatment of non-small cell lung cancer for ABRAXANE in the United States.

(6)
Exclude upfront payments for research and development collaboration arrangements with the Institute for Advanced Health for both the three-month and six-month periods in 2011 and with Agios Pharmaceuticals, Inc. for both the three-month and six-month periods in 2010.

(7)	Exclude amortization of acquired intangible assets from the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc., or Gloucester and Abraxis.

(8)	Exclude acquisition related (gains) charges and restructuring for Gloucester and Abraxis.

(9)	Exclude the Company’s share of EntreMed, Inc. equity losses.

(10)	Exclude gain recognized on divestment of non-core activities obtained in the acquisition of Abraxis.

(11)	Net income tax adjustments reflects the estimated tax effect of the above adjustments.

Celgene Corporation and Subsidiaries
Reconciliation of Full-Year 2011 Projected GAAP to Non-GAAP Net Income
(In thousands, except per share data)

	Range
	Low	High

Projected net income — GAAP	$1,189,000	$1,251,000

Before tax adjustments:
Total Revenue:
Revenue from products to be divested	(28,000)	(25,000)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	10,000	9,000
Abraxis inventory step-up	90,000	90,000
Cost of products to be divested	18,000	17,000

Research and development:
Share-based compensation expense	98,000	89,000
Abraxis non-core activities	9,000	9,000
IPR&D impairment	118,000	118,000
Upfront collaboration payments	41,000	41,000

Selling, general and administrative:
Share-based compensation expense	110,000	100,000
Abraxis non-core activities	15,000	15,000

Amortization of acquired intangible assets	288,000	288,000

Acquisition related (gains) charges and restructuring, net:
Gloucester contingent liability accretion	16,000	16,000
Abraxis restructuring costs	6,000	6,000
Change in fair value of contingent value rights issued as part of Abraxis acquisition	(123,000)	(123,000)

Other non-operating items	(2,000)	(2,000)

Net income tax adjustments	(233,000)	(230,000)

Projected net income — non-GAAP	$1,622,000	$1,669,000

Projected net income per diluted common share — GAAP	$2.53	$2.66

Projected net income per diluted common share — non-GAAP	$3.45	$3.55

Projected weighted average diluted shares	470,000	470,000